Company Contact:

Iron Eagle Group, Inc.

Mr. Jason M. Shapiro, CFA, CPA, J.D.

Chief Financial Officer

Phone:  +1 (917) 969-4845

Email: jasons@ironeaglegroup.com

Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group is in Final Stages of Completing Over $20,000,000 of Projects for Newark Airport and MTA

NEW YORK, NY, October 2, 2012 (Marketwire) --- Iron Eagle Group, Inc. (Ticker: IEAG), a construction and contracting services provider in the infrastructure, commercial, and government markets, today announced that Tru-Val Electric, its 100% owned subsidiary, is in the final stages of completing over $20,000,000 of projects for Newark Liberty Airport and the Metropolitan Transit Authority (MTA).

Tru-Val’s work with the MTA consisted of two projects, one in Far Rockaway consisting of five stations and one in Brooklyn consisting of seven stations. The projects were rehabilitation projects to the stations and platforms and included new power, lighting, fire alarm, security, platform cameras, and communications. There were no delays to service while either of these contracts took place as the stations remained open.

Tru-Val’s is in the final stages of its project with Newark Liberty International Airport, which was commissioned by the NY and NJ Port Authority.  Tru-Val was responsible for the installation of the emergency generator on terminal B including the new emergency distribution switch gear and a new 2Meg generator. This generator will be backing up critical areas for the terminal.

About Tru-Val Electric

With over one hundred and twenty-five employees, Tru-Val Electric, a wholly owned subsidiary of Iron Eagle Group, Inc., has grown to become a regional leader in the electrical contracting field in New York and New Jersey. They have built their reputation with a staff of professionals dedicated to the success of their clients, in the public and private sectors.  For almost 50 years, Tru-Val has provided design-build services, wiring, and equipment installations. Tru-Val has integrated “green technology” into many of their projects, particularly public projects for school agencies and utility authorities. In the past few years, Tru-Val has emerged as one of the leaders in electrical contracting field for both solar panel and power installations. As one of only a few electrical contracting firms with operations in both New York and New Jersey this type of operation gives Tru-Val a significant competitive advantage in the ever growing and emerging metropolitan area work place.

Key clients include the New York Power Authority, Port Authority Bus Terminal, Department of Environmental Protection, Madison Square Garden, NYC School Construction Authority, MTA, PSE&G, and Albert Einstein College of Medicine. For more information on Tru-Val Electric, please visit www.tru-val.com. For more information on Iron Eagle Group, please visit Iron Eagle's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

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